EXHIBIT 99.1

PRESS RELEASE DATED NOVEMBER 16, 2007

♦NEWS♦

FOR RELEASE:  November 16, 2007

PetroHunter Energy Corporation Announces Reduction in Debt,  Issuance of Shares, and Correction of Prior News Release

Denver, Colo. – November 16, 2007 – PetroHunter Energy Corporation (OTC BB: PHUN) (“PetroHunter” or the "Company") announced that, effective November 1, 2007, it has reached agreement with MAB Resources LLC ("MAB"), to amend and reduce the outstanding principal balance owed to MAB under the Promissory Note, dated January 1, 2007 (the "Note") from $13.5 million to approximately $2.5 million.

The Note has been reduced to that amount in consideration for the following:  (a)  Issuance of 16 million common shares of the Company at $0.50 per share, plus two-year warrants representing 32 million shares, exercisable at $0.50 per share; (b) Payment of $500,000 by December 1, 2007; and (c) Application of MAB’s obligation to pay PetroHunter approximately $2.5 million.  That obligation existed under MAB's position as guarantor of Galaxy Energy Corporation ("Galaxy") under a separate promissory note which became due upon PetroHunter's demand when PetroHunter and Galaxy terminated their Purchase and Sale Agreement, dated December 29, 2006, related to Galaxy's Powder River Basin properties, as previously announced.

Monthly payments under the revised promissory note commence February 1, 2008, and the revised note will be paid in full in two years.

PetroHunter's Chairman and CEO, Charles Crowell, stated, "This material reduction in PetroHunter's obligations will make additional cash available to apply to operations, which was previously committed to service this debt.  We continue to make strides in improving our balance sheet and in implementing our financial strategy that will enable PetroHunter to develop our core assets in Colorado and Australia."

Correction of Prior News Release

In a news release issued by PetroHunter on November 14, 2007, it was incorrectly stated that the Bruner Family Trust converted subscriptions from an earlier private placement to purchase debentures in the placement announced in the November 14 news release.  The correct information is that the Bruner Family Trust converted approximately $2.5 million in loans and in a subscription in an earlier private placement that was never completed, into a loan to PetroHunter on the same terms as the Credit and Security Agreements with Global Project Finance AG, a Swiss company.

One of the trustees of the Bruner Family Trust is Marc E. Bruner, the son of Marc A. Bruner, the majority owner of MAB and the largest beneficial holder of PetroHunter’s outstanding shares.

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiaries, PetroHunter Heavy Oil Ltd., PetroHunter Operating Company, and Sweetpea Corporation Pty Ltd, is a global oil and gas exploration and production company with primary assets consisting of various oil and gas leases and related interests in oil and natural gas properties, including approximately 21,663 net mineral acres in Colorado and over 7,000,000 net mineral acres in Australia.

Contacts:
PetroHunter Energy Corporation
Corporate Address
1875 Lawrence Street, Suite 1400
Denver Colorado 80202 USA
Phone (303) 572-8900, Fax (303) 572-8927

Charles B. Crowell	Chairman and CEO
(303) 572-8900
David Brody	Vice President and General Counsel
(303) 572-8900

Investor Relations Contact:
Bevo Beaven	CTA Integrated Communications
Sr. Vice President/General Manager
(303) 665-4200

Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.

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